Exhibit 99.1

SAFETY INSURANCE GROUP, INC. ANNOUNCES SECOND QUARTER 2024 RESULTS AND DECLARES THIRD QUARTER 2024 DIVIDEND

Boston, Massachusetts, August 7, 2024. Safety Insurance Group, Inc. (NASDAQ:SAFT) (“Safety” or the “Company”) today reported second quarter 2024 results.

George M. Murphy, Chairman of the Board of Directors, President and Chief Executive Officer, commented: “We are seeing the financial impact of both ongoing rate increases and growth in policy counts with net earned premium increasing by 22.1% for the second quarter of 2024 compared to 2023. However, the growth in policy counts combined with ongoing inflationary trends in the Private Passenger Automobile book of business has resulted in an increase in current year loss experience compared to second quarter of 2023.”

“For the quarter ended June 30, 2024, our combined ratio is 99.9% which is favorably impacted by a transaction related to the Massachusetts Property Insurance Underwriting Association as discussed below. The restructuring of the Association resulted in favorable prior year development and reduced loss and loss adjustment expenses by $9.7 million. The Company continues to see strong results across all revenue lines and increased profitability in our insurance agency operations.”

Net income for the quarter ended June 30, 2024 was $16.6 million, or $1.13 per diluted share, compared to net income of $17.0 million, or $1.15 per diluted share, for the comparable 2023 period. Net income for the six months ended June 30, 2024 was $36.7 million, or $2.48 per diluted share, compared to net income of $4.7 million, or $0.31 per diluted share, for the comparable 2023 period. Non-generally accepted accounting principles (“non-GAAP”) operating income, as defined below, for the quarter ended June 30, 2024 was $1.18 per diluted share, compared to $0.80 per diluted share, for the comparable 2023 period. Non-GAAP operating income for the six months ended June 30, 2024 was $2.09 per diluted share, compared to Non-GAAP operating loss of $0.07 per diluted share, for the comparable 2023 period.

Safety’s book value per share increased to $54.61 at June 30, 2024 from $54.37 at December 31, 2023 resulting from net income offset by dividends paid. Safety paid $0.90 per share in dividends to investors during the quarters ended June 30, 2024 and 2023. Safety paid $3.60 per share in dividends to investors during the year ended December 31, 2023.

Today, our Board of Directors approved a $0.90 per share quarterly cash dividend on our issued and outstanding common stock payable on September 13, 2024 to shareholders of record at the close of business on September 3, 2024.

Direct written premiums for the quarter ended June 30, 2024 increased by $55.3 million, or 21.3%, to $315.5 million from $260.2 million for the comparable 2023 period. Direct written premiums for the six months ended June 30, 2024 increased by $104.9 million, or 21.9% to $582.9 million from $478.0 million for the comparable 2023 period. Net written premiums for the quarter ended June 30, 2024 increased by $49.9 million, or 20.4%, to $294.9 million from $245.0 million for the comparable 2023 period. Net written premiums for the six months ended June 30, 2024 increased by $97.4 million, or 21.7%, to $545.3 million from $447.9 million for the comparable 2023 period.

The increases in direct written premiums and net written premiums are a result of new business production, and rate increases. For the six months ended June 30, 2024, the Company achieved exposure count growth across all lines of business, including 11.9%, 4.9% and 10.3% in Private Passenger Automobile, Commercial Automobile and Homeowners lines, respectively, compared to the same period in 2023. Additionally, for the six months ended June 30, 2024, average written premium per exposure increased 12.4%, 8.5% and 8.8% in Private Passenger Automobile, Commercial Automobile and Homeowners lines, respectively, compared to the same period in 2023.

Net earned premiums for the quarter ended June 30, 2024 increased by $44.7 million, or 22.1%, to $246.9 million from $202.2 million for the comparable 2023 period. Net earned premiums for the six months ended June 30, 2024 increased by $89.0 million, or 22.6%, to $483.0 million from $394.0 million for the comparable 2023 period.

For the quarter ended June 30, 2024, losses and loss adjustment expenses incurred increased by $29.2 million, or 20.4%, to $172.7 million from $143.5 million for the comparable 2023 period. For the six months ended June 30, 2024, losses and loss adjustment expenses incurred increased by $30.4 million, or 9.8%, to $341.1 million from $310.7 million for the comparable 2023 period. The increase in losses is driven by our larger policy counts and current market conditions, specifically inflationary impacts on our Private Passenger Automobile book of business, offset by a transaction related to the Massachusetts Property Insurance Underwriting Association (“FAIR Plan”).

Since 1998, the Company has been a member company of the FAIR Plan. The FAIR Plan is a residual market insurance association in which all companies writing basic property insurance in the Commonwealth of Massachusetts are required to participate with profits and losses shared among member companies on a written premium basis. On April 1, 2024, the Massachusetts Division of Insurance approved a restructuring of the FAIR Plan transforming it from a partnership that shares profits and losses with member companies to a stand-alone, risk bearing entity, and distributing the accumulated members’ equity.

The Company carried a net asset of $13.3 million as of June 30, 2024, representing its estimated share of members’ equity based on the estimated profitability of the FAIR Plan. As an element of the restructuring, the FAIR Plan calculated each member company’s equity balance and notified the Company that our net asset balance was $23.0 million as of June 30, 2024. As a result, the Company recognized an increase in our asset and an underwriting gain of $9.7 million through the release of prior year loss reserves (“FAIR Plan Development”). Additionally, the restructuring required the Company to establish assets as of June 30, 2024, including an investment in FAIR Plan Trust of $14.9 million and a receivable of $8.0 million, of which $6.4 million was paid on July 2, 2024. The remaining receivable is expected to be paid by November 1, 2024. Going forward, the Company’s Investment in FAIR Plan Trust will be adjusted to its current fair value on a quarterly basis with changes recognized through earnings.

Loss, expense, and combined ratios calculated for the quarter ended June 30, 2024, were 70.0%, 29.9%, and 99.9%, respectively, compared to 71.0%, 30.9%, and 101.9%, respectively, for the comparable 2023 period. The decrease in the expense ratio is primarily driven by the increase in earned premiums and a decrease in contingent commission expenses. Loss, expense, and combined ratios calculated for the six months ended June 30, 2024 were 70.6%, 30.3%, and 100.9%, respectively, compared to 78.9%, 31.1%, and 110.0%, respectively, for the comparable 2023 period. The prior year loss ratio was impacted by a severe weather event, totaling $32.1 million of losses.

Total prior year favorable development included in the pre-tax results for the quarter ended June 30, 2024 was $19.4 million compared to $10.0 million for the comparable 2023 period. Total prior year favorable development included pre-tax results for the six months ended June 30, 2024 was $30.4 million compared to $21.5 million for the comparable 2023 period. The increase in 2024 is related to the FAIR Plan Development noted above.

Net investment income for the quarter ended June 30, 2024 decreased by $0.3 million, or 2.4% to $13.5 million from $13.8 million for the comparable 2023 period. The decrease is due to the timing of interest and cash payments from our variable rate secured and senior bank loans and high yield bonds. Net investment income for the six months ended June 30, 2024 increased by $1.2 million, or 4.5%, to $28.7 million from $27.5 million for the comparable 2023 period. The increase is a result of increases in interest rates on our fixed maturity portfolio compared to the prior year. Net effective annualized yield on the investment portfolio was 3.9% for the quarters ended June 30, 2024 and 2023. Net effective annualized yield on the investment portfolio for the six months ended June 30, 2024 was 4.1% compared to 3.9% for the comparable 2023 period. The investment portfolio’s duration on fixed maturities was 3.5 years at June 30, 2024 compared to 3.6 years at December 31, 2023.

Non-GAAP Measures

Management has included certain non-GAAP financial measures in presenting the Company’s results. Management believes that these non-GAAP measures are useful to explain the Company’s results of operations and allow for a more complete understanding of the underlying trends in the Company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Non-GAAP operating income and non-GAAP operating income per diluted share consist of our GAAP net income adjusted by the net realized gains on investments, change in net unrealized gains on equity securities, credit loss benefit (expense) and taxes related thereto. For the three months ended June 30, 2024, a decrease of $3.5 million for the change in unrealized gains on equity securities was recognized within income before income taxes, compared to an increase of $6.3 million recognized in the comparable 2023 period. For the six months ended June 30, 2024, an increase of $4.2 million for the change in unrealized gains on equity securities was recognized in income before income taxes, compared to $7.0 million recognized in the comparable 2023 period. Net income and earnings per diluted share are the GAAP financial measures that are most directly comparable to non-GAAP operating income and non-GAAP operating income per diluted share, respectively. A reconciliation of the GAAP financial measures to these non-GAAP measures is included in the financial highlights below.

About Safety: Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, Safety Property and Casualty Insurance Company, Safety Northeast Insurance Company, and Safety Northeast Insurance Agency. Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information: Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com. Safety filed its December 31, 2023 Form 10-K with the SEC on February 28, 2024 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to:

●	The competitive nature of our industry and the possible adverse effects of such competition;
●	Conditions for business operations and restrictive regulations in Massachusetts;
●	The possibility of losses due to claims resulting from severe weather;
●	The impact of inflation and supply chain delays on loss severity;
●	The possibility that the Commissioner of Insurance may approve future rule changes that change the operation of the residual market;
●	The possibility that existing insurance-related laws and regulations will become further restrictive in the future;
●	The impact of investment, economic and underwriting market conditions, including interest rates and inflation;
●	Our possible need for and availability of additional financing, and our dependence on strategic relationships, among others; and
●	Other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2023 filed with the SEC on February 28, 2024.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	June 30,	December 31,
	2024	2023
	(Unaudited)
Assets
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: $1,120,235 and $1,120,682, allowance for expected credit losses of $1,387 and $1,208)	$1,043,097	$1,052,145
Equity securities, at fair value (cost: $196,039 and $221,809)	216,434	238,022
Other invested assets	154,195	133,946
Total investments	1,413,726	1,424,113
Cash and cash equivalents	44,579	38,152
Accounts receivable, net of allowance for expected credit losses of $939 and $1,053	312,361	256,687
Receivable for securities sold	2,908	124
Accrued investment income	7,281	7,261
Taxes recoverable	2,233	623
Receivable from reinsurers related to paid loss and loss adjustment expenses	27,187	13,129
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	126,747	112,623
Ceded unearned premiums	35,969	32,346
Deferred policy acquisition costs	100,599	91,917
Deferred income taxes	14,328	12,150
Equity and deposits in pools	6,947	35,247
Operating lease right-of-use-assets	17,966	19,756
Goodwill	17,093	17,093
Intangible assets	7,130	7,551
Other assets	24,863	25,232
Total assets	$2,161,917	$2,094,004

Liabilities
Loss and loss adjustment expense reserves	$621,637	$603,081
Unearned premium reserves	586,577	528,150
Accounts payable and accrued liabilities	68,301	64,235
Payable for securities purchased	11,521	1,863
Payable to reinsurers	15,736	15,941
Short-term debt	30,000	—
Long-term debt	—	30,000
Operating lease liabilities	17,966	19,756
Other liabilities	—	26,711
Total liabilities	1,351,738	1,289,737

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,993,947 and 17,949,484 shares issued	180	179
Additional paid-in capital	228,817	226,380
Accumulated other comprehensive loss, net of taxes	(59,843)	(53,191)
Retained earnings	791,318	781,192
Treasury stock, at cost: 3,157,577 shares	(150,293)	(150,293)
Total shareholders’ equity	810,179	804,267
Total liabilities and shareholders’ equity	$2,161,917	$2,094,004

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Net earned premiums	$246,944	$202,225	$482,997	$393,960
Net investment income	13,500	13,836	28,731	27,490
Earnings from partnership investments	2,480	553	4,252	2,719
Net realized gains on investments	2,715	108	3,207	841
Change in net unrealized gains on equity securities	(3,483)	6,266	4,182	7,036
Credit loss expense	(37)	(35)	(179)	(957)
Commission income	2,027	1,758	3,835	3,241
Finance and other service income	5,637	4,732	10,991	8,872
Total revenue	269,783	229,443	538,016	443,202

Losses and loss adjustment expenses	172,742	143,523	341,141	310,676
Underwriting, operating and related expenses	73,921	62,582	146,188	122,615
Other expense	1,747	1,523	3,584	3,193
Interest expense	138	348	261	558
Total expenses	248,548	207,976	491,174	437,042

Income before income taxes	21,235	21,467	46,842	6,160
Income tax expense	4,599	4,466	10,128	1,496
Net income	$16,636	$17,001	$36,714	$4,664

Earnings per weighted average common share:
Basic	$1.13	$1.15	$2.49	$0.32
Diluted	$1.13	$1.15	$2.48	$0.31

Cash dividends paid per common share	$0.90	$0.90	$1.80	$1.80

Number of shares used in computing earnings per share:
Basic	14,698,770	14,681,034	14,682,937	14,681,766
Diluted	14,722,209	14,720,520	14,709,398	14,741,076

Reconciliation of Net Income to Non-GAAP Operating Income (Loss)

Net income	$16,636	$17,001	$36,714	$4,664
Exclusions from net income:
Net realized gains on investments	(2,715)	(108)	(3,207)	(841)
Change in net unrealized gains on equity securities	3,483	(6,266)	(4,182)	(7,036)
Credit loss expense	37	35	179	957
Income tax (benefit) expense on exclusions from net income	(169)	1,331	1,514	1,453
Non-GAAP operating income (loss)	$17,272	$11,993	$31,018	$(803)

Net income per diluted share	$1.13	$1.15	$2.48	$0.31
Exclusions from net income:
Net realized gains on investments	(0.18)	(0.01)	(0.22)	(0.06)
Change in net unrealized gains on equity securities	0.24	(0.43)	(0.28)	(0.48)
Credit loss expense	-	-	0.01	0.06
Income tax (benefit) expense on exclusions from net income	(0.01)	0.09	0.10	0.10
Non-GAAP operating income (loss) per diluted share	$1.18	$0.80	$2.09	$(0.07)

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Written Premiums
Direct	$315,511	$260,157	$582,850	$478,009
Assumed	8,325	8,528	17,763	15,758
Ceded	(28,901)	(23,716)	(55,383)	(45,914)
Net written premiums	$294,935	$244,969	$545,230	$447,853

Earned Premiums
Direct	$265,908	$217,281	$517,792	$422,836
Assumed	7,997	7,605	16,965	15,518
Ceded	(26,961)	(22,661)	(51,760)	(44,394)
Net earned premiums	$246,944	$202,225	$482,997	$393,960